Exhibit 99.1

CRYOPORT NAMES STEPHEN WASSERMAN TO BOARD OF DIRECTORS

SAN DIEGO – March 29, 2012 — CryoPort, Inc. (OTCBB: CYRX) today announced that it has named Stephen E. Wasserman, 65, to its Board of Directors. Mr. Wasserman has more than 30 years of senior operating and financial management experience in the medical device and healthcare industries. He replaces Carlton M. Johnson, who resigned from the Board earlier this month.

“Stephen’s experience managing highly successful medical device and diagnostic companies will be extremely valuable to CryoPort as we accelerate our commercial activities this year,” said Larry Stambaugh, CryoPort’s chairman and chief executive officer. “We look forward to drawing on Stephen’s in-depth knowledge of our target markets and his proven ability to drive the introduction of new technologies and products.”

Mr. Wasserman is currently on the Board of the medical diagnostics firm Iris International, and serves as chairman of the compensation committee. Previously he served as group vice president of the Diagnostic Systems Products division of Olympus America, a leading medical technology company, as well as a member of the executive committee for American Operations. Earlier in his career he was chief financial officer and treasurer of Datascope Corporation, where he was also president of its Patient Monitoring Division, general manager for Melville Biologics, and vice president and general manager of Technicon (now part of Siemens Healthcare Diagnostics).

Mr. Wasserman received his Bachelors in Business Administration from City College of New York, and is a Certified Public Accountant.

About CryoPort, Inc.

CryoPort provides leading edge cold chain logistics services through the combination of purpose built proprietary technologies and total turnkey management of the entire process. The CryoPort Express liquid nitrogen based dry vapor shipper is validated to maintain a constant -150°C temperature for a minimum 10-day dynamic shipment duration, and its CryoPortal Logistics Management Platform manages the entire shipment process, including initial order, document preparation, customs clearance, courier management, shipment tracking, issue resolution,and delivery. CryoPort’s total turnkey service management approach offers reliability, cost effectiveness, and convenience, while the use of recyclable and reuseable components provides a “green” and environmentally friendly solution. For more information visit www.cryoport.com and the Cold Chain Transport blog at http://www.cryoport.com/biological-shipping-blog/

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Don Markley

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